EXHIBIT 10.100

One Boston Scientific Place
Natick, MA 01760-1537
508.650.8000
February 14, 2012
Michael Mahoney
324 Rumstick Road
Barrington, RI 02806

Dear Mike:
This letter agreement supplements your Offer Letter (“Offer Letter”) dated September 6, 2011 that was delivered to you by Boston Scientific Corporation (“Boston Scientific” or the “Company”).
2012 Annual Equity Grant
The Offer Letter provides that during the normal annual executive review process in 2012, you will be granted an equity award having a total value of $7,200,000 on the effective date of grant (“2012 Annual Equity Grant”). The total value of your 2012 Annual Equity Grant remains unchanged. However, as you know, in December 2011, the Compensation Committee of the Board of Directors adopted a new Performance Share Program to align the Company’s executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance by providing incentives for the achievement of key business performance objectives which are critical to the success of Boston Scientific (the Free Cash Flow Performance Share Program”). As a result, the Offer Letter is amended to reflect the change in the mix of equity awards comprising the 2012 Annual Equity Grant, as follows:
Non-Qualified Stock Options:                     25%
Deferred Stock Units (DSUs):                     25%
Total Shareholder Return Performance Share Units (TSR PSUs):    25%
Free Cash Flow Performance Share Units (FCF PSUs):        25%
Except as specifically amended hereby, the Offer Letter is and remains unmodified and in full force and effect.
Sincerely,

Hank Kucheman
Chief Executive Officer

Agreed to and Accepted by: _____________________________Date:___________________